Exhibit 99.1

EV Energy Partners Announces Fourth Quarter and Full Year 2014 Results, Year-end Proved Reserves, and Amendment to Senior Secured Credit Facility

HOUSTON, March 2, 2015 /PRNewswire/ -- EV Energy Partners, L.P. (NASDAQ: EVEP) today announced results for the fourth quarter and full year 2014 and the filing of its Form 10-K with the Securities and Exchange Commission. In addition, EVEP announced its 2014 year-end proved reserves, and the amendment of its credit facility.

Full Year 2014 Results

Adjusted EBITDAX and Distributable Cash Flow for 2014 of $227.8 million and $112.4 million, increased 9 percent and 12 percent, respectively, versus 2013. The increases in Adjusted EBITDAX and Distributable Cash Flow as compared to year-end 2013 are primarily attributable to an increase in production and in cash flows from EVEP’s midstream ownership interests. Adjusted EBITDAX and Distributable Cash Flow are Non-GAAP financial measures and are described in the attached table under “Non-GAAP Measures.”

Production for 2014 was 43.4 Bcf of natural gas, 1,052 MBbls of oil and 2,311 MBbls of natural gas liquids, or 174.1 million cubic feet equivalent per day (MMcfe/day). This represents a 3 percent increase over year-end 2013 production of 169.0 MMcfe/day.

For 2014, EVEP reported net income of $129.7 million, or $2.58 per basic and diluted weighted average limited partner unit outstanding. Included in net income were the following items:

•	$114.0 million of impairment charges primarily related to the write-down of certain oil and natural gas properties due to the effects of commodity prices on expected future net cash flows,
•	$94.4 million of non-cash gains on commodity and interest rate derivatives,
•	$33.3 million gain on the sale of oil and natural gas properties,
•	$92.1 million gain on the sale of unconsolidated affiliates (Cardinal Gas Services LLC),
•	$19.3 million of non-cash costs contained in general and administrative expenses, and
•	$6.7 million of dry hole and exploration costs.

For 2013, EVEP reported a net loss of $76.2 million, or $(1.76) per basic and diluted weighted average limited partner unit outstanding.

Fourth Quarter 2014 Results

Adjusted EBITDAX for the fourth quarter of 2014 was $55.4 million, a 3 percent increase over the fourth quarter of 2013 and a 10 percent decrease compared to the third quarter of 2014. Distributable Cash Flow for the fourth quarter of 2014 was $25.2 million, a 5 percent decrease from the fourth quarter of 2013 and a 22 percent decrease from the third quarter of 2014. The decrease from the third quarter of 2014 was primarily attributable to lower realized commodity prices, lower production, increased costs and lower cash flows from EVEP’s midstream ownership interests due to the sale of its interest in Cardinal Gas Services.

Production for the fourth quarter of 2014 was 10.6 Bcf of natural gas, 263 MBbls of oil and 597 MBbls of natural gas liquids, or 170.9 MMcfe/day. This is essentially flat from fourth quarter 2013 production of 170.5 MMcfe/d and a 3 percent decrease from third quarter 2014 production of 175.8 MMcfe/day. The decrease was due to a compressor change out program by the operator of certain West Virginia oil and gas properties, which reduced production for the quarter by an average of 1.9 MMcfe/day, and the timing of well completions in the Barnett Shale.

EVEP reported net income of $102.4 million, or $2.03 per basic and diluted weighted average limited partner unit outstanding, for the fourth quarter of 2014. Included in net income were the following items:

•	$111.7 million of impairment charges primarily related to the write-down of certain oil and natural gas properties due to the effects of commodity prices on expected future net cash flows,
•	$89.5 million of non-cash losses on commodity and interest rate derivatives,
•	$31.8 million gain on the sale of oil and natural gas properties,
•	$92.1 million gain on the sale of unconsolidated affiliates (Cardinal Gas Services LLC), and
•	$3.9 million of non-cash costs contained in general and administrative expenses.

For the third quarter of 2014, EVEP reported net income of $42.6 million, or $0.85 per basic and diluted weighted average limited partner unit outstanding. For the fourth quarter of 2013, EVEP reported a net loss of $50.2 million, or $(1.06) per basic and diluted weighted average limited partner unit outstanding.

Year-end 2014 Estimated Net Proved Reserves

EVEP’s year-end 2014 estimated net proved reserves were 1,000.5 Bcfe. Approximately 71 percent were natural gas, 22 percent were natural gas liquids and 7 percent were crude oil. In addition, 84% percent were categorized as proved developed. Year-end 2014 estimated proved reserves declined by 191 Bcfe from year-end 2013 estimated net proved reserves, primarily due to a reduction in proved undeveloped reserves (PUD’s). In connection with the annual reserves review for 2014, the significantly lower commodity price environment and related capital constraints caused EVEP to defer 213 Bcfe of PUD’s and classify them as revisions. The 213 Bcfe of revisions relate to the deferral of 356 locations EVEP had planned to drill within five years as of year-end 2013, but which now are not scheduled to be developed within the next five years. These locations are technically proved and economic to develop at prevailing commodity prices and costs, and EVEP may drill these wells in the future, depending on future drilling costs, commodity prices and capital to finance the drilling operations.

At December 31, 2014, the present value of future net pre-tax cash flows discounted at 10 percent was $1,101.2 million and the standardized measure of estimated net proved reserves was $1,093.3 million. Standardized measure (a non-GAAP measure) includes approximately $7.9 million of present value of future obligations under the Texas gross margin tax, but it does not include future federal income tax expenses because EVEP is a partnership and is not subject to federal income taxes. The prices used in determining estimated net proved reserves at December 31, 2014 were $94.99 per Bbl of oil and $4.35 per MMBtu of natural gas as compared to $96.78 per Bbl of oil and $3.67 per MMBtu of natural gas at December 31, 2013.

	Estimated Net Proved Reserves
	Crude Oil (MMBbls)	Natural Gas (Bcf)	NGL's (MMBbls)	Natural Gas Equivalents (Bcfe)	PV 10
Barnett Shale	0.6	412.8	26.7	576.7	521.2
Appalachia Basin	5.1	94.4	2.0	137.1	207.2
Mid-Continent area	2.3	39.8	1.0	59.8	106.9
Monroe Field	-	52.5	-	52.5	26.7
San Juan Basin	0.8	34.1	2.2	51.9	49.1
Michigan	-	51.1	-	51.3	37.3
Central Texas	2.7	16.9	1.7	43.2	108.9
Permian Basin	0.4	10.6	2.5	28.0	43.9
Total	11.9	712.2	36.1	1,000.5	1,101.2

2014 capital spending of $105.3 million added SEC proved reserves of 92.0 Bcfe, resulting in a cost of $1.14 per Mcfe and reserve replacement of 145%.

Amendment to Senior Secured Credit Facility

EVEP recently entered into an amendment to its senior secured credit facility that, among other things, extends the maturity of the facility to February 2020 and extends the senior secured debt to EBITDAX covenant of 3.5 to 1.0 through March 31, 2016. The borrowing base was reduced from $730 million to $650 million with the next redetermination scheduled for October 2015.

"We are pleased to have completed the amendment to our credit facility, which included an extension to the facility’s maturity as well as the senior secured debt to EBITDAX covenant.  As we move forward in 2015, we are very focused on the acceleration of our UEO monetization process and on the reduction of both capital and operating costs given the current commodity price environment," said Michael Mercer, President and CEO.

Annual Report on Form 10-K and Unitholders’ Schedule K-1

EVEP’s financial statements and related footnotes are available on our 2014 Form 10-K, which was filed today and is available through the Investor Relations/SEC Filings section of the EVEP website at http://www.evenergypartners.com.

Also available for download on our website after March 10, 2015 will be unitholders’ Schedule K-1’s for the tax year 2014. For any questions regarding their Schedule K-1, unitholders are invited to call the Tax Package Support helpline at 1-800-973-7551.

Conference Call

As announced on February 23, 2015, EV Energy Partners, L.P. will host an investor conference call on March 2, 2015, at 9 a.m. Eastern Standard Time (8 a.m. Central). Investors interested in participating in the call may dial 1-800-810-0924 (quote conference ID 7185919) at least 5 minutes prior to the start time, or may listen live over the Internet through the Investor Relations section of the EVEP website at http://www.evenergypartners.com.

EV Energy Partners, L.P. is a master limited partnership engaged in acquiring, producing and developing oil and gas properties. More information about EVEP is available on the Internet at http://www.evenergypartners.com.

(code #: EVEP/G)

This press release may include statements that are not historical facts which are "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements include information our midstream investments, future plans, our reserve quantities and the present value of our reserves, estimates of maintenance capital and other statements which include words such as "anticipates," "plans," "projects," "expects," "intends," "believes," "should," and similar expressions of forward-looking information. Forward-looking statements are inherently uncertain and necessarily involve risks that may affect the business prospects and performance of EV Energy Partners, L.P. Actual results may differ materially from those contained in the press release. Such risks and uncertainties include, but are not limited to, changes in commodity prices, changes in reserve estimates, requirements and actions of purchasers of properties (including the Utica Shale), changes in the metrics and procedures used to value midstream assets, exploration and development activities in the Utica Shale and elsewhere, the availability and cost of financing, the returns on our capital investments and acquisition strategies, the availability of sufficient cash flow to pay distributions and execute our business plan and general economic conditions. Additional information on risks and uncertainties that could affect our business prospects and performance are provided in the most recent reports of EV Energy Partners with the Securities and Exchange Commission. All forward-looking statements included in this press release are expressly qualified in their entirety by the foregoing cautionary statements.

Any forward-looking statement speaks only as of the date on which such statement is made and EVEP undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Operating Statistics

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Production data:
Oil (MBbls)	263	240	1,052	1,027
Natural gas liquids (MBbls)	597	580	2,311	2,146
Natural gas (MMcf)	10,565	10,772	43,363	42,651
Net production (MMcfe)	15,722	15,690	63,540	61,690
Average sales price per unit: (1)
Oil (Bbl)	$69.91	$93.52	$89.15	$95.62
Natural gas liquids (Bbl)	22.54	33.22	28.81	30.86
Natural gas (Mcf)	3.53	3.33	4.02	3.43
Mcfe	4.39	4.94	5.27	5.04
Average unit cost per Mcfe:
Production costs:
Lease operating expenses	$1.77	$1.66	$1.66	$1.69
Production taxes	0.16	0.17	0.19	0.19
Total	1.93	1.83	1.85	1.88
Asset retirement obligations accretion expense	0.08	0.08	0.08	0.08
Depreciation, depletion and amortization	1.85	1.75	1.67	1.85
General and administrative expenses	0.65	0.64	0.71	0.66

(1) Prior to $14.4 million and $9.2 million of net hedge gains and settlements on commodity derivatives for the three months ended December 31, 2014 and December 31, 2013, respectively, and $8.8 million and $33.5 million for the twelve months ended December 31, 2014 and December 31, 2013, respectively.

Consolidated Balance Sheets
(In $ thousands, except number of units)

	December 31, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$8,255	$11,698
Accounts receivable:
Oil, natural gas and natural gas liquids revenues	32,758	37,661
Related party	1,043	2,873
Other	4,570	1,111
Derivative asset	113,044	13,543
Other current assets	2,000	6,916
Assets held for sale	-	8,012
Total current assets	161,670	81,814

Oil and natural gas properties, net of accumulated
depreciation, depletion and amortization; December 31,
2014, $778,679; December 31, 2013, $569,770	1,710,925	1,829,062
Other property, net of accumulated depreciation
and amortization; December 31, 2014, $898;
December 31, 2013, $754	1,141	1,259
Restricted Cash	33,768	-
Long–term derivative asset	20,647	29,088
Investments in unconsolidated affiliates	315,491	254,978
Other assets	5,561	8,782
Total assets	$2,249,203	$2,204,983

LIABILITIES AND OWNERS’ EQUITY

Current liabilities:
Accounts payable and accrued liabilities	$47,878	$46,876
Derivative liability	-	3,348
Liabilities related to assets held for sale	-	2,155
Total current liabilities	47,878	52,379

Asset retirement obligations	103,832	99,133
Long–term debt	1,030,391	980,297
Other long–term liabilities	989	1,241

Commitments and contingencies

Owners’ equity:
Common unitholders - 48,572,019 units and
48,349,080 units issued and outstanding as of
December 31, 2014 and 2013, respectively	1,077,826	1,083,718
General partner interest	(11,713)	(11,785)
Total owners' equity	1,066,113	1,071,933
Total liabilities and owners' equity	$2,249,203	$2,204,983

Consolidated Statements of Operations
(In $ thousands, except per unit data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Revenues:
Oil, natural gas and natural gas liquids revenues	$69,090	$77,558	$334,729	$310,883
Transportation and marketing–related revenues	1,085	1,036	4,676	4,429
Total revenues	70,175	78,594	339,405	315,312

Operating costs and expenses:
Lease operating expenses	27,777	25,969	105,781	104,465
Cost of purchased natural gas	808	756	3,533	3,242
Dry hole and exploration costs	783	(89)	6,726	2,380
Production taxes	2,462	2,725	11,976	11,476
Asset retirement obligations accretion expense	1,200	1,181	4,835	4,925
Depreciation, depletion and amortization	29,112	27,379	106,073	113,818
General and administrative expenses	10,221	10,006	44,955	40,677
Impairment of oil and natural gas properties	111,701	77,200	113,968	85,341
Gain on sales of oil and natural gas properties	(31,834)	(41,309)	(33,319)	(41,309)
Total operating costs and expenses	152,231	103,818	364,528	325,015

Operating loss	(82,055)	(25,224)	(25,123)	(9,703)

Other income (expense), net:
Gain (loss) on derivatives, net	102,984	(12,848)	99,720	(17,262)
Interest expense	(14,385)	(11,771)	(52,578)	(49,062)
Gain on sale of investment in unconsolidated affiliates	92,121	-	92,121	-
Other (expense) income, net	155	45	294	277
Total other income (expense), net	180,874	(24,574)	139,557	(66,047)

Income (loss) before income taxes and income (loss) from unconsolidated affiliates	98,819	(49,798)	114,434	(75,750)
Income taxes	(652)	193	(476)	(133)
Income (loss) before income (loss) from unconsolidated affiliates	98,167	(49,605)	113,958	(75,883)
Income (loss) from unconsolidated affiliates	4,209	(581)	15,762	(344)
Net income (loss)	$102,376	$(50,186)	$129,720	$(76,227)

Net loss per limited partner unit:
Basic	$2.03	$(1.06)	$2.58	$(1.76)
Diluted	$2.03	$(1.06)	$2.58	$(1.76)
Weighted average limited partner units outstanding:
Basic	48,572	46,974	48,563	43,691
Diluted	48,572	46,974	48,563	43,691

Distributions declared per unit	$0.500	$0.771	$2.819	$3.078

Consolidated Statements of Cash Flows
(In $ thousands)
	Twelve Months Ended December 31,
	2014	2013
Cash flows from operating activities:
Net income (loss)	$129,720	$(76,227)
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Dry hole costs	4,141	616
Asset retirement obligations accretion expense	4,835	4,925
Depreciation, depletion and amortization	106,073	113,818
Equity–based compensation	19,289	17,470
Impairment of oil and natural gas properties	113,968	85,341
Gain on sales of oil and natural gas properties	(33,319)	(41,309)
(Loss) gain on derivatives, net	(99,720)	17,262
Cash settlements of matured derivative contracts	5,313	30,066
Amortization of deferred loan costs	2,333	2,333
Gain on sale of unconsolidated affiliates	(92,121)	-
(Income) loss from unconsolidated affiliates	(15,762)	344
Distributions from unconsolidated affiliates	337	285
Other	(700)	(296)
Changes in operating assets and liabilities:
Accounts receivable	3,275	(2,671)
Other current assets	(1,203)	(68)
Accounts payable and accrued liabilities	2,368	1,316
Other, net	(627)	(706)
Net cash flows provided by operating activities	148,200	152,499

Cash flows from investing activities:
Final settlement of purchase price of oil and natural gas properties	-	(57,976)
Additions to oil and natural gas properties	(102,761)	(97,946)
Prepaid drilling costs	(2,501)	(5,041)
Proceeds from sale of oil and natural gas properties	45,183	44,056
Proceeds from sale of unconsolidated affiliates	161,093	-
Restricted Cash	(33,768)	-
Investments in unconsolidated affiliates	(114,108)	(221,101)
Distributions from unconsolidated affiliates	48	38
Net cash flows used in investing activities	(46,814)	(337,970)

Cash flows from financing activities:
Long-term debt borrowings	209,000	329,000
Repayment of long-term debt borrowings	(159,000)	(208,000)
Proceeds from public equity offerings	-	204,527
Offering costs	-	(226)
Contributions from general partner	154	4,508
Distributions paid	(154,978)	(140,126)
Other	(5)	-
Net cash flows provided by financing activities	(104,829)	189,683

Increase in cash and cash equivalents	(3,443)	4,212
Cash and cash equivalents – beginning of period	11,698	7,486
Cash and cash equivalents – end of period	$8,255	$11,698

Non GAAP Measures

We define Adjusted EBITDAX as net income (loss) plus equity in loss (income) from unconsolidated affiliates, EBITDAX from unconsolidated affiliates, income taxes, interest expense, net, cash settlements of matured interest rate swaps, depreciation, depletion and amortization, asset retirement obligations accretion expense, loss (gain) on derivatives, net, cash settlements of matured derivative contracts, non-cash equity compensation expense, impairment of oil and natural gas properties, non-cash inventory write down expense, dry hole and exploration costs, gain on sales of oil and natural gas properties, and gain on sales of investment in unconsolidated affiliate. Distributable Cash Flow is defined as Adjusted EBITDAX less cash income taxes, cash interest expense, net, realized losses on interest rate swaps, and estimated maintenance capital expenditures.

Adjusted EBITDAX and Distributable Cash Flow are used by our management to provide additional information and statistics relative to the performance of our business, including (prior to the creation of any reserves) the cash available to pay distributions to our unitholders. We believe these financial measures may indicate to investors whether or not we are generating cash flow at a level that can sustain or support an increase in our quarterly distribution rates. Adjusted EBITDAX and Distributable Cash Flow are also quantitative standards used throughout the investment community with respect to performance of publicly-traded partnerships. Adjusted EBITDAX and Distributable Cash Flow should not be considered as alternatives to net income, operating income, cash flows from operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDAX and Distributable Cash Flow exclude some, but not all, items that affect net income and operating income and these measures may vary among companies. Therefore, our Adjusted EBITDAX and Distributable Cash Flow may not be comparable to similarly titled measures of other companies.

Reconciliation of Net Income (Loss) to Adjusted EBITDAX and Distributable Cash Flow
(In $ thousands)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013

Net income (loss)	$102,376	$(50,186)	$129,720	$(76,227)

Add:
Equity in (income) loss from unconsolidated affiliates	(4,209)	581	(15,762)	344
EBITDAX from unconsolidated affiliates	7,966	974	26,049	2,264
Income taxes	652	(193)	476	133
Interest expense, net	14,385	11,769	52,577	49,057
Cash settlements of matured interest rate swaps	888	874	3,523	3,476
Depreciation, depletion and amortization	29,112	27,379	106,073	113,818
Asset retirement obligations accretion expense	1,200	1,181	4,835	4,925
Loss (gain) on derivatives, net	(102,984)	12,848	(99,720)	17,262
Cash settlements of matured derivative contracts	13,483	8,317	5,313	30,066
Non-cash equity compensation expense	3,944	4,391	19,289	17,470
Impairment of oil and natural gas properties	111,701	77,200	113,968	85,341
Non-cash inventory write down expense	82	-	136	-
Dry hole and exploration costs	783	(89)	6,726	2,380
Gain on sales of oil and natural gas properties	(31,834)	(41,309)	(33,319)	(41,309)
Gain on sales of investment in unconsolidated affiliate	(92,121)	-	(92,121)	-
Adjusted EBITDAX	$55,424	$53,737	$227,763	$209,001

Less:
Cash income taxes (1)	165	155	448	203
Cash interest expense, net	13,777	11,164	50,151	46,646
Cash settlement of interest rate swaps	888	874	3,523	3,476
Estimated maintenance capital expenditures (2)	15,354	14,850	61,242	58,047
Distributable Cash Flow	$25,240	$26,694	$112,399	$100,629

(1) Does not include any cash taxes resulting from a gain on the sale of assets.

(2) Estimated maintenance capital expenditures are those expenditures estimated to be necessary to maintain the production levels of our oil and gas properties over the long term and the operating capacity of our other assets over the long term.

EV Energy Partners, L.P., Houston

Michael E. Mercer

713-651-1144

http://www.evenergypartners.com